Exhibit 99.1

Press Release
Source: Imagenetix, Inc.

Imagenetix Reports Fiscal 2006 Results
Thursday June 29, 9:00 am ET

In Addition, Restates Second and Third Quarter Results

SAN DIEGO--June 29, 2006--Imagenetix, Inc. (OTCBB:IAGX - News) today announced that, for the fiscal year ended March 31, 2006, it reported revenue of $7,649,941, a 1 percent increase on revenue of $7,574,194 in fiscal 2005. The company reported a net loss of $593,378, or $.06 per fully diluted share, in fiscal 2006, compared to net income of $753,936, or $.08 per fully diluted share, in fiscal 2005.

The company also announced it has filed restated quarterly reports for its six and nine months ended September 30 and December 31, 2005. The restatements are the results of further evaluation of its recording of the extension of the expiration dates on certain warrants. Pursuant to the evaluation, the company has determined that the charges incurred due to this extension were dividend payments to the warrant holders and not expense as originally reported.

Imagenetix' reduced profitability in fiscal 2006 was primarily the result of increases in both general and administrative expenses and consulting expenses. Included in the increase in G&A expenses was a non-cash charge of approximately $976,000 related to the issuance and extension of stock options and the issuance of warrants. Increased G&A expenses also originated from commissions associated with a media campaign to brand the company's Celadrin® product, write off of costs on the initial airing of an infomercial for the company's Puricell anti-wrinkling formula, and additional costs associated with clinical research. The rise in the company's consulting expenses resulted from increases in clinical research and selling activities, additional accounting expenses, as well as increased legal and public relations expenses.

At March 31, 2006, the company had cash holdings of $1,808,016 and net working capital of $4,423,095. Total current assets were $5,293,199 with long-term debt of $68,873.

Looking forward, in fiscal 2007, Imagenetix anticipates a return to profitability arising from accelerating revenue growth and reductions in certain expenses. Revenue growth is expected to be derived from expanding domestic and foreign sales of several products, including the company's Lepitrim(TM) fat reduction compound and its Whole Food Fruit and Vegetable Concentrate. Reduced expenses are expected to result from decreases in commission, infomercial, consulting and legal expenses.

Imagenetix also expects in fiscal 2007 to make significant progress toward completing an Investigational New Drug (IND) submission for its proprietary anti-inflammatory compound, 1-tetradecanol complex (1-TDC). This product is intended for use as a pharmaceutical in the treatment of periodontal disease and other widespread inflammatory conditions.

San Diego-based Imagenetix, Inc., www.imagenetix.net, is developing novel drugs for the treatment of inflammatory diseases. The company also develops and markets natural-based, proprietary products, including over-the-counter topical creams and skin care products, for inflammation-related markets.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities Exchange Commission.

Imagenetix, Inc.
Consolidated Statements of Operation

Years Ended March 31,	2006	2005

Net sales	$7,649,941	$7,574,194

Cost of sales	4,134,645	4,293,880

Gross profit	3,515,296	3,280,314

Operating expenses:
General and administrative	2,995,917	1,145,102
Payroll expense	674,344	579,043
Consulting expense	1,072,391	516,729
Operating expenses	4,742,652	2,240,874
Operating income (loss)	(1,227,356)	1,039,440
Other income (expense):
Other income	35,906	5,523
Interest expense (Note 6)	(25,728)	(23,572)
Other income (expense)	10,178	(18,049)
Income (loss) before income taxes	(1,217,178)	1,021,391

Provision for (benefits from) taxes (Note 10)	(623,800)	267,455

Net income (loss)	$(593,378)	$753,936

Basic income (loss) per share	$(0.06)	$0.08

Diluted income (loss) per share	$(0.06)	$0.08

Contact:
Imagenetix, Inc.
William P. Spencer, 858-674-8455
or
Eisenberg Communications
Rick Eisenberg, 212-496-6828

Source: Imagenetix, Inc.